EXHIBIT 10.2

AGREEMENT

This Agreement (the “Agreement”) by and between Medis Technologies Ltd., a Delaware corporation (the “Company”) with executive offices at 805 Third Avenue, New York, New York 10022, and Thomas Finn (“Finn”) is hereby entered into on February 17, 2009 and effective as of January 13, 2009 (the “Effective Date”).

RECITALS

WHEREAS, the Company wishes to employ Finn, effective as of the Effective Date through the Employment Term (as defined below), as its Executive Vice President, and Finn wishes to be employed by the Company in such capacity, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.   [Intentionally Omitted]

2.   Employment and Duties.

(a) During the Employment Term (as defined below), the Company shall employ Finn in the position of Executive Vice President of the Company (and such other positions consistent with his status as the Executive Vice President of the Company as shall be reasonably assigned to Finn by the Company’s Chief Executive Officer or Board of Directors of the Company (the “Board”)). Finn shall report to the Chief Executive Officer. Finn shall have all of the normal and customary responsibilities, duties and authorities customarily accorded to, and expected of, such position, including those as may be reasonably established by the Chief Executive Officer or the Board; provided that the nature of such responsibilities, duties and authorities shall not be materially inconsistent with Finn’s positions and duties hereunder or with those customarily accorded to, and expected of, those of an equivalent role of a company similar to the Company.

(b) Finn hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company. Finn shall not, during the Employment Term, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior consent of the Board. Notwithstanding the foregoing limitations, provided that such activities neither interfere with the discharge of the employment duties and responsibilities of Finn hereunder nor violate the terms of Section 4 hereof, Finn shall be able to: (i) devote occasional business time to charitable, industry trade group and community activities and making personal passive investments in publicly traded securities in general and in competitors of the Company and its subsidiaries and affiliates; provided that Finn shall not in any event own more than 2% of the issued and outstanding securities of any such publicly traded company.

(c) The Company may, from time to time, require Finn to travel in reasonable amounts in carrying out his employment duties pursuant to this Agreement, including but not limited to the Company’s other offices and facilities.

(d) Finn faithfully shall adhere to, execute and fulfill all policies lawfully established by the Chief Executive Officer and/or the Board acting in good faith.

3.   Compensation.  For all employment services rendered by Finn in any capacity required hereunder, the Company shall compensate Finn as follows:

(a) Base Salary. Commencing the Effective Date, Finn shall be paid a base salary at a rate of $220,000 per year (or pro rated amount for any partial period (the “Base Salary”)), payable on a regular basis in accordance with the Company’s standard payroll procedure, but no less frequently than monthly; provided, however, that Finn’s Base Salary from the Effective Date through March 14, 2009 shall be payable at or promptly after the end of such term. For the Initial Employment Term and for each successive Renewal Employment Term (as defined in Section 5 hereof), the Base Salary shall be reviewed by the CEO after consultation with Finn and may be increased (but not decreased). This process of reviewing the Base Salary and assessing performance will commence on the 6th month anniversary of this Agreement, with respect to the Initial Employment Term, and thereafter no less frequently than once a year.

(b) Equity Incentive Compensation.  Subject to the penultimate sentence of this Section 3(b), the Company shall issue to Finn restricted shares of the Company’s common stock (the “Restricted Shares”) under the Company’s 2007 Equity Incentive Plan (the “Incentive Plan”). The Restricted Shares, the initial amount of which shall be determined in accordance with Section 3(d) hereof as if it were a Bonus, but estimated to be no less than 150,000 Restricted Shares, shall have such terms and conditions that are no less favorable to Finn than the terms and conditions applicable to restricted stock granted at or about the same time to other executive officers of the Company. Notwithstanding the foregoing, the grant of the Restricted Shares shall be subject to (i) the Company obtaining the approval of its stockholders, at the next annual meeting of stockholders, to increase the number of shares available under the Incentive Plan, which approval the Board of Directors of the Company shall undertake best efforts to recommend and obtain, and the Restricted Shares shall not be granted and the Company’s obligations related to the Restricted Shares shall be terminated and of no force and effect in the event of the Company’s failure to so obtain stockholder approval and (ii) Finn achieving performance goals reasonably set by the Board or the Compensation Committee thereof (the “Compensation Committee”) in good faith. The Company may at any time and from time to time in its sole discretion consider Finn for future annual or other grants of stock options, restricted shares or other forms of equity incentive compensation.

(c) Vacation and Leave.  During the Employment Term, Finn shall be entitled to 4 weeks (i.e., 20 days) paid vacation per year, pro-rated for partial years (the “Annual Vacation Days”); provided, however, that Finn shall not be compensated for any unused Annual Vacation Days or Carryforward Vacation Days (as defined below) upon termination of this Agreement or Finn’s employment by the Company. Finn shall be entitled to carry forward his unused Annual Vacation Days from each year, but only up to the lesser of (i) thirty percent (30%) of the Annual Vacation Days or (ii) the number of unused Annual Vacation Days from that year (by way of illustration, if no vacation is taken in a particular year, then 6 days will be carried forward to the next year (30% of 20 days), but if 15 days of vacation are taken in a particular year, then 5 days will be carried forward to the next year) (the “Carryforward Vacation Days”). Finn shall be entitled to disability and other leave as provided by the policies of the Company from time to time.

(d) Incentive Bonus Plan.  Commencing on and for the fiscal year ending December 31, 2009, and annually thereafter until termination of this Agreement, Finn shall be eligible to receive a performance bonus (the “Bonus”), which shall constitute a wage, based upon the Company’s level of achievement of pre-established performance goals that shall be determined by the Chief Executive Officer and the Compensation Committee (acting in good faith) pursuant to discussions to be commenced in the first quarter of 2009, but only after consultation with Finn, based on the Board approved budget for such year (excluding extraordinary gains). Such pre-established performance goals shall be reduced to writing and delivered to Finn upon adoption prior to the commencement of the fiscal year to which such pre-established performance goals relate or, in the event of the Bonus for fiscal 2009, upon confirmation of the aforementioned pre-established performance goals. The Company shall review Finn’s performance and the Bonus for fiscal year 2009 promptly after June 30, 2009, which shall include consultation with Finn, and the Company shall make such adjustments to the Bonus for such fiscal year as shall be determined pursuant to such review. The Bonus, if any, will be paid to Finn in accordance with policies established by the Board or the Compensation Committee, from time to time, with respect to the method and timing for payment of bonuses to senior executive officers of the Company generally, and shall be paid pro rata for partial fiscal years.

(e) Benefits and Other Compensation.  During the Employment Term, Finn shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)
The Company shall include Finn as a covered insured under its Directors and Officers insurance policy and any other liability or similar insurance policies (“Insurance”), if provided to other senior executives of the Company. The Company shall provide a copy to Finn of its policies of Insurance, together with all amendments thereto or replacements thereof, from time to time. If this Agreement is terminated for any reason, the Company shall continue to provide such documents to Finn for a period of 5 years following the date of termination.

(ii)
The Company shall provide Finn any and all other benefits of employment generally provided to other senior executive officers of the Company, which may include, for example and without limitation, health insurance, medical insurance, life insurance, disability insurance, unemployment or workers’ compensation insurance, profit sharing, 401(k), and other employee benefits.

(iii)
Reimbursement for all business travel and other out-of-pocket expenses actually, reasonably and properly incurred by Finn in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Finn upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy, and shall be reimbursed no less than on a monthly basis.

(iv)	An automobile allowance of $400.00 per month during the Employment Term.

(v)
To the extent provided to other executive officers of the Company, the Company shall enter into an indemnification agreement with Finn that would provide for indemnification rights to Finn separate and distinct from the indemnification rights that would be provided to Finn pursuant to the Company’s By-Laws in effect from time to time. Nothing in this Section 3(e)(v) shall be deemed to require the Company to enter into any such agreement with Finn or otherwise to provide indemnification rights to Finn that are different from the other senior executive officers of the Company.

(f) Payment.  Except as otherwise provided herein, payment of all compensation and benefits to Finn hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable employment and withholding taxes and source deductions.

(g) Cessation of Employment.  In the event Finn shall cease to be employed by the Company for any reason, Finn’s compensation and benefits with respect to such employment shall cease on the date of such event, except as otherwise provided herein.

4.   Non-Competition Agreement.

(a) Finn shall not, without the prior consent of the Board, during the Employment Term and for the Applicable Period, for himself or on behalf of, or in conjunction with, any other person, company, partnership, corporation, entity or business of whatever nature, either directly or indirectly:

(i)
engage, as an officer, director, shareholder, member, manager, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an executive, independent contractor, agent, consultant or advisor, or as a sales representative, in any business selling any products or services that compete with the products or services offered by the Company at the later of the time of termination of Finn’s consultancy or employment, as the case may be, hereunder, anywhere in the United States and in any other country in which the Company does business;

(ii)
solicit any person who is at that time, or at any time within the preceding ninety (90) days of the time of the proposed call was, an employee of the Company, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Company or for the purpose of hiring such employee for Finn or any other Person; provided, however, that this Section 4(a)(ii) shall not apply to any person who independently contacts Finn during the Applicable Period in response to a general solicitation by a person or entity with which Finn is affiliated published in a newspaper, website or other publication of general circulation that is not specifically targeted at the Company’s employees; or

(iii)
solicit any person or entity that is at that time, or that was, at any time within the twelve (12) months prior to that time, a customer of the Company, for the purpose of soliciting or selling products or services offered by the Company.

For the purposes of this Agreement the term “Applicable Period” shall mean twelve (12) months from the date Finn ceases to be an employee of the Company, regardless of the reason for separation.

(b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Finn agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders, without the necessity of posting a bond or other security.

(c) It is agreed by the parties that the foregoing covenants in this Section 4 impose a reasonable restraint on Finn in light of the activities, business and plans of the Company on the date of the execution of this Agreement, and Finn’s fees or compensation, as the case may be, hereunder, in part, constitutes consideration for this covenant; but it is also the intent of the Company and Finn that such covenants be construed and enforced in accordance with any change in the activities, business or plans of the Company throughout the term of this Agreement.

(d) The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant or part thereof shall not affect the remainder of such covenant or provisions of any other covenant.

(e) All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Finn against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants; provided that the Company is not in breach of any obligation with respect to the payment of any compensation or Severance (as defined in Section 5(e) hereof) and the Company’s breach of such obligation is a result of circumstances other than Finn’s breach of Section 4 or Section 7 hereof.

(f) Notwithstanding any of the foregoing, if any applicable law shall reduce the time period or scope during which Finn shall be prohibited from engaging in any competitive activity described in Section 4(a) hereof, the period of time or scope for which Finn shall be prohibited pursuant to Section 4(a) hereof shall be the maximum time or scope permitted by law.

5.   Term; Termination; Rights on Termination.  The term of employment under this Agreement shall have begun on the Effective Date and shall continue until December 31, 2011 (the “Initial Employment Term”) and, unless terminated as herein provided or otherwise modified by mutual agreement, shall be automatically renewed at the end of the Initial Employment Term for a period of one (1) year and thereafter for successive one (1) year terms (each such one (1) year term, a “Renewal Employment Term”), on the same terms and conditions contained herein with such changes, additions, deletions or modifications as may be agreed to in writing by Finn and the Company (the Initial Employment Term and each Renewal Employment Term, each an “Employment Term”), until either party notifies the other party in writing at least one hundred twenty (120) days prior to the expiration of the then current Employment Term that he or it does not want the Employment Term to so renew. It is acknowledged and understood that this Agreement shall remain in full force and effect during any notice period until the actual termination date hereof, subject to the terms hereof. This Agreement and Finn’s consultancy or employment, as the case may be, may be terminated in any one of the following ways:

(a) Death.  Finn’s employment hereunder shall immediately terminate upon his death, and the Company shall pay to Finn’s estate (i) all Base Salary earned as of the date of his death but unpaid, (ii) Bonus amounts, if any, earned as of the date of his death but unpaid and (iii) all other unpaid benefits from the period prior to the date of his death.

(b) Disability.  If, as a result of Finn’s incapacity due to physical or mental illness, Finn shall not have performed his duties hereunder on a full-time basis for three (3) consecutive months or for one hundred twenty (120) days in any twelve (12) month period, Finn’s employment under this Agreement may be terminated by the Company upon ten (10) days written notice if Finn is unable to resume his full time duties at the conclusion of such notice period. Finn’s compensation during any period of disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual Base Salary, reduced by the amounts of disability pay, if any, paid to Finn under any Company disability program. Finn shall not be entitled to any further salary or other compensation from the Company for any period subsequent to the effective date of such termination, except for (i) all Base Salary earned as of the date of such termination but unpaid, (ii) Bonus amounts, if any, earned as of the date of his termination but unpaid, (iii) all other unpaid benefits from the period prior to the date of such termination, and (iv) any other pay and benefits, if any, in accordance with then existing severance policies of the Company and Company benefit plans.

(c) Termination by Company.

(i)
For Cause.  The Company may terminate this Agreement immediately upon written notice to Finn for cause, which shall mean: (1) Finn’s willful misconduct or gross negligence in the performance or nonperformance of any of Finn’s material duties and responsibilities hereunder; (2) Finn’s continued and willful refusal promptly to follow any lawful direction of the Chief Executive Officer or the Board consistent with the provisions for such contained herein, provided that if Finn disagrees in good faith with such lawful direction in writing within a reasonable period of time after such lawful direction is given, then the Chief Executive Officer or the Board, as the case may be, and Finn shall in good faith discuss such disagreement and attempt to resolve same within a reasonable period of time based on the facts and circumstances of the disagreement, provided further that if such disagreement is not so resolved, Finn shall promptly follow and comply with such lawful direction of the Chief Executive Officer or the Board, as the case may be; (3) Finn’s willful misconduct or gross negligence in the performance or intentional nonperformance of his duties and responsibilities (regardless of materiality) under this Agreement, which in the aggregate, constitute a material nonperformance hereunder; (4) Finn’s willful misrepresentation, fraud, illegal drug abuse, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects, or can reasonably be expected so to affect, the operations, prospects or reputation of the Company; (5) Finn’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (6) Finn’s material breach of any fiduciary duty owed to the Company or breach of the provisions of Section 4 or Section 7 hereof, which breach is not cured within ten (10) days of written notice to Finn or is incapable of cure; or (7) any other willful and material breach by Finn of this Agreement that is not cured within ten (10) days of written notice to Finn or is incapable of cure. In the event of a termination for cause, as contemplated in this subsection 5(c)(i), the Company shall have no further obligation to make any payments to Finn or to provide any other benefits to him hereunder except for the Base Salary, reimbursement or other benefits that have accrued or vested but not been paid as of the effective date of such termination.

(ii)	Without Cause. The Company may, at any time during any Employment Term, terminate this Agreement other than for Cause, if such termination is approved by the Board. In the event of a termination by the Company without cause, or upon the failure by the Company to agree to renew the Employment Term pursuant to Section 5 hereof and Finn in good faith wishes to renew such Employment Term, the Company’s obligations hereunder shall be as follows: (1) paying Severance to Finn in accordance with subsection 5(e) hereof; (2) paying a pro rata Bonus for the year of such termination (determined by applying the prior year’s Bonus methodology to Finn’s performance to date against the Company’s goal(s) to date); and (3) providing to Finn any other benefits hereunder that have accrued or vested but have not been paid as of the effective date of such termination. The payments hereunder shall be made as and when such payments would have been made had Finn’s employment not have terminated hereunder. Except as provided herein, all other obligations of the Company under this Agreement shall cease as of the date of termination. The payments and other benefits due to Finn hereunder shall be inclusive of all statutory or other legal severance entitlements of Finn.

(d) Termination by Finn.  Finn may at any time during the Employment Term terminate his employment hereunder upon 120 days prior written notice to the Company for any reason other than for Good Reason. Finn may, at any time during the Employment Term, terminate his employment hereunder immediately for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events unless Finn specifically agrees in writing by the Company and Finn that such event shall not be Good Reason: (A) any material breach of this Agreement by the Company; provided, however, that no such material breach described in this subsection shall constitute Good Reason unless Finn gives the Company ten (10) days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the ten (10) day period after delivery of such notice (except that Finn shall not be required to provide such notice in case of intentional acts or omissions by the Company or more than once in cases of repeated acts or omissions);  (B) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement; or (C) there is a change of ownership or control of the Company and Finn in his sole discretion chooses not to work for that new ownership or successor of the Company. For purposes of clause (A) of this Section 5(d), a material breach shall include, but not be limited to, a demotion, material reduction in responsibilities, decrease in Base Salary or any change in reporting relationship, in each case from that specifically described in this Agreement.

(e) Severance.  If Finn’s employment is terminated by the Company pursuant to Section 5(c)(ii) or by Finn for Good Reason, the Company shall continue to pay Finn his then current Base Salary (the “Severance”) for a period of twelve (12) months (the “Severance Period”); provided that the payment to Finn of the Severance shall be subject to Finn’s execution of a release, whereby Finn releases the Company from all statutory and other claims or rights that he may have against the Company and its current and former officers, directors, and employees, including, but not limited to, all statutory claims or rights relating to Finn’s employment and/or termination (but excluding any claims or rights relating to the Company's obligations (i) to pay Finn Severance due and owing to him hereunder, and (ii) for indemnification according to the terms in effect as of the date of termination), in a form reasonably acceptable to the Company and to Finn (a “Release”); provided further that such Release shall immediately and with no further action on the part of either party be of no force and effect, and shall be null and void, if following Finn’s termination of employment for Cause, circumstances arise or are discovered pursuant to which Finn should not have been terminated for Cause, but only with respect to those circumstances. The Severance is expressly understood and agreed not to be salary or payroll compensation to an executive, but rather, severance to a former executive. Notwithstanding anything herein to the contrary, if Finn has breached a provision of Section 7 of this Agreement, or has breached a provision of Section 4 or Section 6 of this Agreement and he has failed to cure such breach within ten (10) days of notice from the Company describing such breach in reasonable detail, then the Severance payments shall terminate immediately. In the event Finn executes a Release in accordance with this Section 5(e), the Company shall execute a release, whereby the Company releases Finn from all statutory and other claims or rights that the Company may have against Finn; provided that such release shall immediately and with no further action on the part of either party be of no force and effect, and shall be null and void, if following Finn’s termination of employment circumstances arise or are discovered with respect to Finn that would have constituted cause for termination of employment hereunder, but only with respect to those circumstances.

(f) Deferral of Payments Necessary to Avoid Taxation Under Code Section 409A.  The intent of the parties is that payments and benefits under this Agreement, to the extent applicable, comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Notwithstanding any provision to the contrary in this Agreement, to the extent that Finn is a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Finn’s “separation from service” (as such term is defined under Section 409A) or (ii) the date of Finn’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to Finn in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Finn that would not be required to be delayed if the premiums therefore were paid by Finn, he will pay the full cost of premiums for such welfare benefits during the Delay Period and the Company will pay Finn an amount equal to the amount of such premiums paid by Finn during the Delay Period promptly after its conclusion.

6.   Inventions.  Finn shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, that are conceived or made by Finn following the Effective Date, solely or jointly with another, during the Employment Term and that are directly related to the business or activities of the Company whether or not conceived during or after regular business hours or using any property or facilities of the Company. Finn hereby assigns and agrees to assign all of his right, title and interest in and to any such intellectual property to the Company or its nominee and Finn hereby expressly waives any and all moral rights he may have in or in relation to such intellectual property. Finn covenants and agrees to sign all such documents, instruments or agreements and to perform all such acts or otherwise assist the Company as are reasonably necessary in order to perfect and give effect to the foregoing assignment of intellectual property rights and, to the extent applicable, waiver of moral rights therein. Finn agrees that all such materials that he develops or conceives and/or documents related thereto during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction, and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or that may hereafter be devised, throughout the universe in perpetuity. Finn agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all such conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent, trademark and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that such materials do not constitute works made-for-hire, Finn hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the patents, trademarks, copyrights and any other proprietary rights arising therefrom. Finn reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the fees and/or compensation paid and to be paid by the Company to Finn for the materials and the contributions he will make to the development of any such information or materials. Finn agrees to cooperate with all lawful efforts of the Company to protect the Company’s rights in and to any or all of such information and materials and will, at the request of the Company, execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company’s rights in and to such information and materials.

7.   Confidential Information and Trade Secrets.  Finn acknowledges and agrees that all Confidential Information, Trade Secrets and other property delivered to, or compiled by, him by or on behalf of the Company or its representatives, vendors or customers that pertain to the business of the Company shall be, and remain, the property of the Company and be subject at all times to its discretion and control. Finn agrees that he shall maintain strictly the confidentiality of, and shall not disclose any such Confidential Information or Trade Secrets to any person without the prior written consent of the Board.

For purposes hereof, the parties agree that “Confidential Information” means and includes:

•
All business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, franchising arrangements and agreements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company;

•	All information and materials that are proprietary and confidential to a third party and that have been provided to the Company by such third party for the Company’s use; and

•	All information derived from such Confidential Information.

Confidential Information shall not include information and materials that are (i) already, or otherwise become, known by, or generally available to, Finn or the public, other than as a result of an act or omission by Finn in breach of the provisions of this Agreement or any other applicable agreement between Finn and the Company or by another party in violation of an obligation of confidentiality to the Company; (ii) required to be disclosed for Finn not to be in violation of any applicable law or regulation; (iii) required to be disclosed by Finn in connection with the enforcement of any of his rights under this Agreement or any other agreements between Finn and the Company; or (iv) required to be disclosed pursuant to an order of, or are necessary to be disclosed in connection with any litigation or other proceeding in which testimony is compelled before, any court or like entity or governmental authority; provided that in any such case, Finn shall provide the Company with prompt notice of such request, order or intended disclosure, cooperate reasonably with the Company in resisting or limiting, as appropriate, the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until the Company has had a reasonable opportunity to resist such disclosure, unless he is ordered otherwise pursuant to an order of a court of competent jurisdiction or he is advised by his counsel that such disclosure must be made at such time to avoid any legal penalty.

For purposes hereof, the term “Trade Secret” shall mean trade secrets of the Company, including, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

8.   Return of Company Property; Termination of Consultancy or Employment.  At such time as Finn’s consultancy or employment with the Company is terminated for any reason, he shall be required to participate in an exit interview for the purpose of assuring a proper termination of his consultancy or employment, as the case may be, and his obligations hereunder. On or before the actual date of any termination, Finn or his representatives shall return to the Company all of the Company’s records, materials and other physical objects obtained during his consultancy and/or employment with the Company, including, without limitation, all Company credit cards and access keys and all materials, containing or derived from any Trade Secrets or Confidential Information.

9.   No Prior Agreements.  Finn hereby represents and warrants to the Company that the execution of this Agreement by him and his consultancy and/or employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Finn agrees to indemnify the Company for, and hold the Company harmless from, and against, all claims by any third party that such third party may now have, or may hereafter come to have, against the Company based upon, or arising out of, any violation of breach or any noncompetition, invention or secrecy agreement between Finn and such third party that was in existence as of the date of this Agreement, and all other expenses directly related thereto incurred by the Company, including, but not limited to, reasonable attorneys’ fees and expenses and expenses of investigation.

10.   Non-disparagement.  The Parties agree that, other than in connection with any lawsuit, arbitration or other proceeding arising from or relating to this Agreement, (a) Finn will not denigrate, disparage, criticize, or make any negative statements concerning the Company or its affiliates or any of their respective officers, directors or employees and (b) the Company will not denigrate, disparage, criticize, or make any negative statements concerning Finn. Except as may be required by any applicable law, rule or regulation or advisable in the good faith determination of a party hereto, in the event of any termination of this Agreement for any reason, the parties shall respond to any inquiries by stating that there was mutual agreement to terminate this Agreement.

11.   Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Finn understands that he has been selected by the Company on the basis of his personal qualifications, experience and skills. Finn agrees, therefore, that he cannot assign all or any portion of his performance obligations under this Agreement.

12.   Complete Agreement.  Finn has no oral representations, understandings or agreements with the Company or any of its affiliates or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Finn regarding the subject matter contained herein and therein and of all the terms of this Agreement, it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.

13.   Notices.

(a) Any notice, designation, communication, request, demand or other document, required or permitted to be given or sent or delivered hereunder to any party hereto shall be in writing and shall be sufficiently given or sent or delivered if it is:

(i)	delivered personally to Finn or, in the case of the Company, to the address and person noted below,

(ii)	sent to the party entitled to receive it by registered mail, postage prepaid, mailed in the United States,

(iii)	sent by facsimile machine.

(b) Notices shall be sent to the following addresses or facsimile numbers:

(i)	in the case of Finn,

Thomas Finn
12906 Tufton Woods Court
Reisterstown, MD 21136
Facsimile:

(ii)	in the case of the Company,

Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022
Attention:   Jose Mejia
Facsimile:    (212) 935-9216

with a copy to,

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10022
Attention: Stephen E. Fox, Esq.
Facsimile: (212) 545-3476

or to such other address or facsimile number as the party entitled to or receiving such notice, designation, communication, request, demand or other document shall, by a notice given in accordance with this section, have communicated to the party giving or sending or delivering such notice, designation, communication, request, demand or other document.

(c) Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall:

(i)	if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery;

(ii)	if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received (but not actually received) on the third business day following the date of mailing; and

(iii)	if sent by facsimile machine, be deemed to have been given, sent, delivered and received on the date the sender receives the facsimile answer back confirming receipt by the recipient.

14.   Severability; Pleadings.  It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.   Company Actions.  Finn acknowledges that, except as provided in Section 4(e) hereof, in any action by the Company to enforce the provisions of this Agreement, claims asserted by Finn against the Company arising out of his consultancy or employment, as the case may be, with the Company or otherwise shall not constitute a defense to enforcement of his obligations hereunder.

16.   Governing Law and Forum.  This Agreement shall in all respects be construed according to the laws of the State of New York, without regard to its choice of law principle (other than Section 5-1401 of the General Obligations Law of the State of New York). Other than as expressly provided in Section 21 of this Agreement, the Company and Finn agree that any claims concerning the rights and obligations of the parties or any other issue arising under this Agreement shall be brought in New York Supreme Court, County of New York, or the United States District Court for the Southern District of New York, and that such courts shall have exclusive jurisdiction over litigation involving any such claims. Other than as expressly provided in Section 21 of this Agreement, the Company and Finn agree to submit to the jurisdiction of such courts and that they will not raise lack of personal jurisdiction or inconvenient forum as defenses in any such litigation.

17.   Counterparts.  This Agreement may be executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when all counterparts taken together shall have been executed and delivered (which deliveries may be by facsimile) by the parties.

18.   Modifications.  This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer. No waiver by Finn or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision. The failure of Finn or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.

19.   Survival.  The provisions of Sections 4, 5(e), 5(f), 6, 7, 8, 9 and 10 hereof shall survive termination of this Agreement for any reason.

20.   FINN ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. FINN ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY INDEPENDENT LEGAL COUNSEL OF HIS CHOOSING AND THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED. FINN FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT THAT WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

21.   Dispute Resolution.  Except with respect to disputes or claims under Sections 4, 6 or 7 hereof or with respect to any equitable remedy sought by a party hereto, which shall be governed by Section 16 hereof, this Agreement and the rights of any and all parties hereto pursuant hereto shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Any such controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by the following procedures:

(a) any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section. Within fourteen (14) days, each party involved in the dispute shall meet at a mutually agreeable location (which shall be in the County of New York unless otherwise agreed to by the parties), for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third party arbitrator (the “Arbitrator”) to whom to submit the matter in dispute for final and binding arbitration;

(b) if such parties fail to resolve the dispute by written agreement or fail to agree on the identity of the Arbitrator within said fourteen (14) day period, then any such party may make a written application to the Judicial Arbitration and Mediation Services (“JAMS”) for a list of five (5) potential Arbitrators in New York, New York, or other mutually agreed upon location, to be mailed to the parties. The parties shall strike names of the five (5) Arbitrators alternatively (with the non-initiating party striking first) until only one named Arbitrator remains. If a party refuses to engage in the striking process within seven (7) days of receipt of the list, JAMS shall allow the party willing to engage in the striking process to strike three (3) names and JAMS will select an Arbitrator from among the remaining two (2) names; and

(c) within thirty (30) days of such selection process, the parties involved in the dispute shall meet in New York, New York, or other mutually agreed upon location with the Arbitrator at a place and time designated by such Arbitrator, and present their respective positions on the dispute. Each party shall have no longer than one (1) day to present its position, the entire proceedings before the Arbitrator shall be no more than two (2) consecutive days, and the decision of the Arbitrator shall be made in writing no more than thirty (30) days following the end of the proceeding. Such an award shall be a final and binding determination of the dispute (a “Final Determination”) and shall be fully enforceable as an arbitration decision in any court having jurisdiction and venue over such parties. The arbitrator shall have the authority to award any remedy and/or damages that could be awarded by a court. The prevailing party (as determined by the Arbitrator) shall, in addition, be awarded by the Arbitrator the prevailing party’s attorneys’ fees and expenses in connection with such proceeding.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY: MEDIS TECHNOLOGIES LTD. By: /s/ Jose Mejia Name: Jose Mejia Title: President and Chief Executive Officer FINN: /s/ Thomas Finn THOMAS FINN